Pine Grove Alternative Institutional Fund

SUB-ITEM 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

1.	Nadine Le Gall, Chief Compliance Officer: 1 late report on Form 3, no transactions reported
2.	Vicki Horwitz, Vice President: 1 late report on Form 3, no transactions reported
3.	Teidah Reguera, Secretary: 1 late report on Form 3, no transactions reported
4.	Matthew Stadtmauer, President, Chief Executive Officer and Trustee: 1 failure to file a required Form 4, 1 transaction not reported on a timely basis
5.	Megan Koehler, former Assistant Secretary: 1 failure to file a required Form 3 , no transactions reported
6.	Mattia Auriemma, Trustee: 1 late report on Form 3, no transactions reported